INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-69741 and 333-84447 of CNA Financial Corporation and subsidiaries on Form S-3 and S-8, respectively, of our report dated February 23, 2000, appearing in the Current Report on Form 8-K of CNA Financial Corporation and subsidiaries dated March 17, 2000.

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 17, 2000